PROMISSORY NOTE	Exhibit 2.03

U.S. $1,322,573.73	September 1, 2009
New Albany, Indiana

            F0R VALUE RECEIVED, FLORIDA GAMING CENTERS, INC., a Florida Corporation (“FGCI”), promise to pay to the order of FREEDOM HOLDING, INC.  a Delaware corporation, (“Lender”), at its place of business in New Albany, Indiana or such other place as Lender may designate from time to time hereafter, the principal amount of One Million Three Hundred Twenty Two Thousand Five Hundred Seventy Three Dollars and 73/00 ($1,322,573.73) or such lesser principal amount as may be owed by Borrower to Lender hereunder, together with interest on the unpaid balance until paid, at the rate of ten percent (10%) per annum (the “Stated Rate”). Interest shall be computed on the basis of a 360 day year and charged for the actual number of days elapsed. The final payment of all then outstanding principal and interest shall be due on March 1, 2010 (the “Maturity Date”). Borrower’s obligations under this Note shall be defined and referred to herein as “Borrower’s Liabilities”.

All payments received hereunder shall be first applied to interest due and the balance, if any,  to principal. Principal and interest shall be payable as follows:

Borrower may repay all or any portion of this Note, at any time and from time to time, subject to the following terms:

(a)	Each partial prepayment shall be in a minimum principal amount of $100,000 and in integral multiples of $50,000;

(b)	Borrower shall provide Lender with at least fifteen (15) days prior written notice of any prepayment;

(c)	Borrower shall pay to Lender all accrued and unpaid interest through the date of such prepayment on the principal balance being prepaid; and

(d)	Borrower shall pay to Lender any other obligations of the Borrower to the Lender then due which remain unpaid.

All principal payments hereunder shall be accompanied by accrued interest on the principal amount being repaid to the date of payment. All payments hereunder, whether in respect of principal, interest, or otherwise, shall be made without setoff, counterclaim or deduction in same day funds no later than 2:00 p.m., Indiana time, on the date due by wire transfer (or by advice of transfer from or between accounts of Borrower and Lender) to such account as Lender shall specify from time to time by notice to Borrower. Funds received after that time shall be deemed to have been received by Lender on the next following  Business Day. All payments shall be made in immediately available U.S. Dollars. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

Borrower warrants and represents to Lender that Borrower shall use the proceeds represented by this Note solely for proper business purposes.

All of Lender’s rights and remedies under this Note are cumulative and non- exclusive. The acceptance by Lender of any partial payment made hereunder after the time when any of Borrower’s Liabilities become due and payable will not establish a custom, or waive any rights of Lender to  enforce prompt payment hereof. Lender’s failure to require strict performance by Borrower of any provision of this Note shall not waive, affect, or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default hereunder shall not suspend, waive or affect any other Event of Default hereunder. Borrower and every endorser waive presentment demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note, and hereby ratify and confirm whatever Lender may do in this regard. Borrower further waives any and all notice or demand to which Borrower might be entitled with respect to this Note by virtue of any statute or law (to the extent permitted by law).

Borrower agrees to pay, upon Lender’s demand therefore, any and all costs, fees and expenses (including reasonable attorneys’ fees, costs and expenses) incurred in enforcing any of Lender’s rights hereunder, and to the extent not paid shall become part of Borrower’s Liabilities hereunder.

If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application thereof to other parties or circumstances will not be affected thereby, the provisions of this Note being severable in any such instance.

If this Note is signed by more than one party, the liability of each such party shall be joint and several, and each reference herein to Borrower shall be deemed to refer to each such party.

This Note is submitted by Borrower to Lender at Lender’s principal place of business and shall be deemed to have been made thereat. This Note shall be governed and controlled by the laws of the State of Indiana as to interpretation, enforcement, validity, construction, and effect, but without reference to its choice of law provisions. Any notice required hereunder shall be served consistent with the terms and provisions of the Loan Agreement relating to notice.

No modification, waiver, estoppel, amendment, discharge or change of this Note or any related instrument shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, estoppel amendment, discharge or change is sought.

ATTEST:		BORROWER:

FLORIDA GAMING CENTERS, INC.

By:	/s/ Kimberly R. Tharp	By	/s/ W. Bennett Collett
	Kimberly R. Tharp		W. Bennett Collett
	Secretary		Chairman of the Board and CEO